EXHIBIT 3.1

AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST OF FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

The text of Article IV, Section 4.3 of the Declaration of Trust, which had been previously stated as follows:

“4.3       Qualifications

“The Trustees shall be individuals of full age, and no person shall qualify as a Trustee until he shall either, signed this Declaration of Trust or agreed in writing to be bound in all respects by the Declaration. No person shall be qualified to act as Trustee who has purchased or subscribed for less than 5000 shares of the Trust. In the event that a Trustee’s shareholding shall fall below 5000 shares, the Secretary shall give such Trustee 10 days written notice of his apparent disqualification and during said period of 10 days such Trustee shall have the opportunity to correct such disqualification by acquiring the necessary amount of shares. Upon his failure to do so within the said 10 days, he shall be disqualified and shall be relieved of his duties and powers as such Trustee. The Trustees shall be under no obligation to issue or to sell the necessary shares to such apparently disqualified Trustee for the purpose of restoring or correcting his qualification. For purposes of this Section 4.3 of the Trust, a Trustee or person seeking to qualify as a Trustee shall be deemed to own or have purchased shares which are beneficially owned (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by such person’s spouse, any children of such person living in such person’s household, any trust having beneficiaries who are members of such person’s family or any affiliate (as that term is defined in Rule 405 of the Securities Act of 1933, as amended) of such person.”

was amended to read as follows:

“4.3       Qualifications

“The Trustees shall be individuals of full age, and no person shall qualify as a Trustee until he shall either, sign this Declaration of Trust or agree in writing to be bound in all respects by the Declaration. No person shall be qualified to act as Trustee who has purchased or subscribed for less than 5000 shares of the Trust. In the event that a Trustee’s shareholding shall fall below 5000 shares, the Secretary shall give such Trustee 10 days written notice of his apparent disqualification and during said period of 10 days such Trustee shall have the opportunity to correct such disqualification by acquiring the necessary amount of shares. Upon his failure to do so within the said 10 days, he shall be disqualified and shall be relieved of his duties and powers as such Trustee. The Trustees shall be under no obligation to issue or to sell the necessary shares to such apparently disqualified Trustee for the purpose of restoring or correcting his qualification. For purposes of this Section 4.3 of the Trust, a Trustee or person seeking to qualify as a Trustee shall be deemed to own or have purchased shares which are beneficially owned (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by such person’s spouse, any children of such person living in such person’s household, any trust having beneficiaries who are members of such person’s family or any affiliate (as that term is defined in Rule 405 of the Securities Act of 1933, as amended) of such person. No person shall serve as Trustee who has attained 75 years of age; provided, however, that in the event that any Trustee shall reach the age of 75 during his or her term in office, the Trustee shall be permitted to complete his or her then-current term; and provided, further, that any Trustee in office as of November 1, 2017 shall be permitted to serve in office until such Trustee reaches the age of 79, upon which time such Trustee shall be permitted to, at such Trustee’s election, either (a) resign as a Trustee contemporaneously with reaching the age of 79 or (b) continue to serve as a Trustee for the remainder of his or her then-current term.”

Approved: December 7, 2017